AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

THE TAILORED SHAREHOLDER REPORTS RULE

This Amendment (the “Amendment”) is entered into as of September 1, 2024 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Insurer”), on its own behalf and on behalf of each separate account of the Insurer as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), Federated Hermes Insurance Series (the “Investment Company”), and Federated Securities Corp. (the “Distributor”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Insurer entered into a participation agreement with the Investment Company and the Distributor dated July 21, 2011, as amended from time to time (the “Participation Agreement”), including by that certain Amendment to Participation Agreement Regarding Rules 30e-3 and 498A dated July 18, 2023 (the “30e-3 and 498A Amendment”);

WHEREAS, pursuant to the Participation Agreement, the Insurer invests in shares of certain of the portfolios of the Investment Company (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Insurer (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, on October 26, 2022, the Securities and Exchange Commission adopted a new rule to requires open-end mutual funds, which include the Investment Companies, to send annual and semi-annual “tailored” summary shareholder reports to all shareholders. These new summary shareholder reports replace sending out 30e-3 notices and/or full shareholder reports by July 24, 2024. Accordingly, the 30e-3 and 498A Amendment shall be amended as provided herein;

WHEREAS, the Insurer, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which may no longer be satisfied by compliance with Rule 30e-3;

WHEREAS, the Investment Company has certain obligations pursuant to the Tailored Shareholder Reports Rule (the “TSR Rule”) to transmit annual and semi-annual reports to shareholders, to make such reports and other information accessible on a website, and to provide such reports to shareholders free of charge in paper or electronic form upon request;

WHEREAS, the Insurer cannot host such website in compliance with the TSR Rule unless the Investment Company prepares and provides, via the Investment Company website, the Tailored Shareholder Reports.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Insurer, the Investment Company, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.

The parties hereto acknowledge and agree that the 30e-3 and 498A Amendment shall be amended to delete all references and obligations related to Rule 30e-3. Accordingly, certain provisions of the 30e-3 and 498A Amendment are hereby amended as provided herein.

2.	Section 1(a) of the 30e-3 and 498A Amendment is hereby deleted in its entirety and replaced with the following:

(a)	Fund Documents. The Investment Company is responsible for preparing and providing the following “Fund Documents”:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)	Tailored Shareholder Reports specified in the TSR Rule (“Tailored Shareholder Reports”);

(v)	Most recent Annual and Semi-Annual Financial Statements;

(vi)	Portfolio Holdings for Most Recent First and Third Fiscal Quarters (“Portfolio Holdings”).

3.	Section 1(b)(i) of the 30e-3 and 498A Amendment is hereby deleted in its entirety and replaced with the following:

(i)

The Investment Company shall provide the Fund Documents on the Investment Company’s website, on a timely basis to facilitate the required website posting and provide updated versions as necessary on the Investment Company’s website, in order to facilitate a continuous offering of the securities and the Contracts.

4.	Sections 1(c), (d), (e) and (f) of the 30e-3 and 498A Amendment are hereby deleted in their entirety and replaced with the following:

(c)

Format of Fund Documents. The Investment Company shall provide the Fund Documents on the Investment Company’s website in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format;

(ii)

Permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading; and

(iii)	Permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials.

(d)

Website Hosting. The Insurer shall host and maintain the Fund Documents so that the Fund Documents are publicly accessible, free of charge, at that website, provided that the Investment Company and Distributor fulfill their obligations under this Amendment. The Insurer, at its own expense, may engage a third party to host and maintain the website as specified above.

(e)	Use of Summary Prospectuses and Tailored Shareholder Reports.

(i)	The Insurer shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement.

(ii)	A Summary Prospectus may be available for the Portfolios on the Investment Company’s website.

(iii)

The Insurer shall ensure that Tailored Shareholder Reports will be delivered as required by the TSR Rule for each currently offered Variable Contract described under the related registration statement.

(f)

Website Posting and Print/Distribution. The Distributor (and/or the Investment Company) shall bear the costs of posting, maintaining and managing the Fund Documents on the website hosted by the Investment Company and the costs of preparing and mailing the Fund Documents to Contract Owners.

5.	Sections 2 and 3 of the 30e-3 and 498A Amendment are hereby deleted in their entirety and replaced with the following:

2.

Content of Fund Documents. The Investment Company shall be responsible for the content and substance of the Fund Documents, including the Tailored Shareholder Reports, as provided on the Investment Company’s website, including, but not limited to, the accuracy and completeness of the Fund

Documents. The Investment Company shall take prompt action to correct noncompliance with the TSR Rule upon discovery. Without limiting the generality of the foregoing in any manner, the Investment Company shall be responsible for ensuring that the Fund Documents that are provided on the Investment Company’s website:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Investment Company and the Distributor shall:

(a)

At their expense, as the Insurer may reasonably request from time to time, provide the Insurer with sufficient paper copies of the then current Fund Documents, so that the Insurer may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners. Such Insurer requests shall be fulfilled reasonably promptly.

(b)

Alternatively, if requested by the Insurer in lieu thereof, the Investment Company or its designee shall provide such electronic or other documentation to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Investment Company.

(c)	The Investment Company (and/or the Distributor) shall reimburse the Insurer for the costs of mailing the Tailored Shareholder Reports to Contract Owners.

6.	Section 5 of the 30e-3 and 498A Amendment is hereby deleted in its entirety and replaced with the following:

5.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate the Parties’ compliance with and reliance on the TSR Rule, and the Insurer’s compliance with Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

7.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

8.	Joint and Several Liability. The responsibilities, obligations, duties, and liabilities of the Investment Company and Distributor under this Amendment shall be joint and several.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

The Insurer:

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Ben Wadsley

Name: Ben Wadsley

Title: Head of Product and Pricing

The Investment Company:

FEDERATED HERMES INSURANCE SERIES

By: /s/ John B. Fisher

Name: John B. Fisher

Title: President

The Distributor:

FEDERATED SECURITIES CORP.

By: /s/ Paul A. Uhlman

Name: Paul A. Uhlman

Title: President

☒ Reviewed and authorized by Federated Client Contract Administration.